Exhibit 99.01

News	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ANNOUNCES CEO TRANSITION

L. Kevin Kelly to Step Down as CEO; Jory Marino, Regional Leader,

Americas, Named Interim CEO

Company Reaffirms Second Quarter Revenue Outlook and Concludes

Evaluation of Strategic Alternatives

CHICAGO, July 15, 2013 – Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced that L. Kevin Kelly has stepped down as Chief Executive Officer and resigned from the Company’s Board of Directors. Jory Marino, Regional Leader, Americas, will serve as Interim CEO while a search committee of the Board considers both internal and external candidates for the CEO position. Kelly, an accomplished search professional, will return full-time to Heidrick’s executive search practice in a senior client service role.

The Company also said that it expects 2013 second-quarter net revenue to be at the high end of its previous guidance range of $110 million and $120 million when results are reported later this month. In addition, the Company announced that its Board of Directors has concluded its previously announced exploration of strategic alternatives, including discussions with third parties regarding a potential transaction, and has determined, after consulting with its independent financial advisors, that at this time a standalone strategy is the best way to maximize value for shareholders.

Marino has more than 25 years of executive search experience and is widely recognized as an authority on leadership and talent within the financial services industry. He is also vice chairman and a senior member of the firm’s Financial Services Practice. In his current role as Regional Leader, Americas, he is responsible for managing the firm’s U.S., Canadian and Latin American operations. He joined the firm following its 1999 acquisition of Sullivan & Company, where he was a founding partner and senior managing director.

Richard Beattie, Chairman of the Board of Heidrick & Struggles, said, “Kevin Kelly has had a distinguished 17-year career at Heidrick & Struggles, the last seven as CEO where he led the Company through a very challenging period of macroeconomic uncertainty. On behalf of the entire Board and organization, I want to thank Kevin for his unwavering dedication and his many contributions to the Company during his nearly two decades of service. As we conduct a search for a permanent CEO, the Board is confident that Jory Marino, a key member of the senior executive team, will provide the continuity of leadership to ensure that Heidrick & Struggles continues to execute on behalf of its clients and shareholders worldwide.”

Said Marino, “I am excited to step into this important transitional role and enthusiastic about the prospects of Heidrick & Struggles. Our global platform, deep industry and functional expertise, and trusted relationships with C-suite and Board-level executives throughout the world leave us poised to capitalize on the long-term trends shaping our industry. I look forward to working with our talented executive team and consultants to continue the strategic initiatives and direction that we have established to grow the business and improve financial performance and profitability.”

Kelly said, “The opportunity to lead Heidrick & Struggles through a crucial period of its history over the last seven years has been both challenging and fulfilling. I am proud of what we have accomplished during this period and believe we have established a strong platform from which the Company can pursue growth and do even more to meet the needs of clients around the world. Now is the right time for new leadership and to build on this platform and move the Company forward into its next phase of growth and development.”

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (NASDAQ:HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Senior Marketing Director:

+1 404 682 7373 or jnelson@heidrick.com

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